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                                                                    Exhibit 10.4

                       LICENSE AND DISTRIBUTION AGREEMENT

     THIS LICENSE AND DISTRIBUTION AGREEMENT is entered into as of the 17th day of September 2003, by and between VALERA PHARMACEUTICALS, INC. (formerly known as Hydro Med Sciences, Inc.), a corporation incorporated under the laws of the state of Delaware, U.S.A., with its principal place of business located at 8 Clarke Drive, Cranbury, New Jersey 08512-3617 ("VALERA"), and KEY ONCOLOGICS
(PTY) LTD, a limited company formed under the laws of South Africa, with its principal place of business located at 171 Katherine Road, Building 1, Sandton, South Africa ("KEY").

                                   BACKGROUND

     WHEREAS Key is engaged in the marketing, sale and distribution of various pharmaceutical products used in the treatment of cancer in South Africa;

     WHEREAS Valera has developed and is the sole owner or exclusive licensee of certain Patent Rights and other Intellectual Property (as defined below) relating to a certain Product (as defined below) and is currently in the process of conducting clinical trials for the Product for use in the treatment of prostate cancer;

     WHEREAS Valera wishes to appoint Key as its exclusive agent in the Territory in seeking to obtain Regulatory Approval (as defined below) for the Product in the Territory for use in the Primary Indication, the whole in accordance with the terms and conditions set forth in this Agreement;

     WHEREAS Valera wishes to appoint Key as the exclusive distributor of the Product in the Territory for use in the Primary Indication, the whole in accordance with the terms and conditions set forth in this Agreement;

     WHEREAS Key desires Valera to supply Key with the Product on an exclusive basis in the Territory prior to Regulatory Approval, and following receipt of Regulatory Approval, for distribution and sale in the Territory for use in the Primary Indication, the whole in accordance with the terms and conditions set forth in this Agreement.

                                      TERMS

     NOW, THEREFORE, in consideration of the respective covenants, agreements, representations, warranties and indemnities contained in this Agreement and for other good and valuable consideration, Key and Valera hereby covenant and agree as follows:

                   ARTICLE 1 - DEFINITIONS AND INTERPRETATION

     1.1 DEFINITIONS. For the purposes of this Agreement or any notice, consent, authorization or other communication required or permitted to be given under this Agreement, the following expressions shall have the following meanings, respectively, unless the context otherwise requires:

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          (a) "AFFILIATE" shall mean any Person which directly or indirectly controls, is controlled by, or is under common control with another Person, provided that "control" shall mean ownership as to more than fifty percent (50%) of another Person or the power to direct decisions of another Person, including, without limitation, the power to direct management and policies of another Person, whether by reason of ownership, by contract or otherwise.

          (b) "AGREEMENT" shall mean this License and Distribution Agreement, as amended from time to time.

          (c) "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or other day on which the branches of [INSERT SOUTH AFRICAN BANK] located in [INSERT LOCATION] and/or the Federal Reserve Bank with jurisdiction over the then-current principal place of business by Valera are not open for business.

          (d) "CALENDAR QUARTER" shall mean each three-month period commencing January 1, April 1, July 1 and October 1 of each year during the term of this Agreement.

          (e) "CALENDAR YEAR" shall mean the period from January 1st to December 31st in a given year.

          (f) "CMC INFORMATION" shall mean the chemistry, manufacturing, and control information as commonly found in a NDA.

          (g) "COMMERCIAL SALE" means any sale or distribution of the Product by Key or its Affiliates to a Third Party, other than (i) distribution in connection with Phase IV clinical trials of the Product conducted by Key or (ii) distribution of samples in accordance with Section 3.8.

          (h) "DEVELOPMENT PLAN" shall have the meaning set forth in Section
2.3.

          (i) "DOLLAR" and the symbol "$" shall mean lawful money of the United States.

          (j) "EFFECTIVE DATE" shall mean the date first written above.

          (k) "EVENT OF FORCE MAJEURE" shall have the meaning set forth in
Section 13.1.

          (l) "GMPs" shall mean Good Manufacturing Practices as required under the rules and regulations of the United States Food and Drug Administration.

          (m) "GOVERNMENTAL BODY" shall mean (i) any national, federal, provincial, state, municipal or other government or body with jurisdiction over all or any part of the Territory, (ii) any subdivision, ministry, department, secretariat, bureau, agency, commission, board, instrumentality or authority of any of the foregoing governments or bodies, (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing governments or bodies, or (iv) any domestic or foreign

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judicial, quasi-judicial, arbitration or administrative court, grand jury, tribunal, commission, board or panel of any of the foregoing governments or bodies.

          (n) "IMPLANT" means Valera's proprietary Histrelin Hydron Implant(TM), as more fully described in Schedule l.l(n).

          (o) "IMPROVEMENTS" shall mean any re-formulations, line-extensions or other advances in, modifications or improvements to the Product for use in the Primary Indication.

          (p) "KIT" shall mean a container and its components assembled and packaged by Valera or a third party designated by Valera, containing the Implant and the materials and accessories listed on Schedule 1.1 (p).

          (q) "LABELS" shall mean (i) all labels and other written, printed, or graphic matter upon the Product or any packaging, container or wrapper utilized with the Product and (ii) any written material accompanying the Product, including without limitation, any package inserts.

          (r) "LAWS" shall mean:

     1.1 all constitutions, treaties, laws, statutes, codes, ordinances, orders, decrees, rules, regulations, and municipal by-laws, whether domestic, foreign or international, including any such constitutions, etc. of any Governmental Body;

     1.2 all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Body; and

     1.3 all policies, practices and guidelines of any Governmental Body, in each case binding on or affecting the Party or Person referred to in the context in which such word is used; and "Law" shall mean any one of them.

          (s) "LOSSES" shall mean liabilities, damages, costs or expenses, including reasonable fees and expenses of attorneys and other professionals, as well as court costs.

          (t) "MARKETING PLAN" shall have the meaning set forth in Section 3.10.

          (u) "MATERIAL BREACH" shall mean any breach of the terms of this Agreement of such a nature as to have a material effect on the non-breaching Party.

          (v) "NDA" shall mean a New Drug Application filed with the South African Regulatory Authorities.

          (w) "NET SALES" shall mean the gross amount actually collected by Key and its Affiliates with respect to the Commercial Sale of the Product in the Territory, less the aggregate of (i) customers' returns for Product that fails to comply with Specifications or that are made in accordance with the Returns Policy attached to Schedule 6.9, rebates pursuant to any governmental programs or Laws, recalls, trade and/or promotional allowances actually allowed or taken;
(ii) amounts collected for freight, transport and delivery, including insurance, for

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shipping from Key's or its designee's facilities to a customer (but only to the extent of the actual cost of such freight, transport and delivery charges), and
(iii) any sales tax, value added tax, goods and services tax or any other tax that may be imposed on the sale of the Product, which taxes are included in gross amount collected by Key and its Affiliates.

          (x) "PARTIES" shall mean Key or Valera collectively; and "PARTY" shall mean either one of them.

          (y) "PERSON" shall mean an individual, corporation, limited liability company, co-operative, partnership, organization or any similar entity.

          (z) "PRIMARY INDICATION" shall mean the treatment of prostate cancer.

          (aa) "PRODUCT" shall mean all dosage strengths and forms of the Implant in its final finished form along with the Kit, together with all Labels and any and all Improvements.

          (bb) "PROMOTIONAL MATERIALS" shall mean all promotional materials, detail aids and pieces, journal ads, films, artwork and graphics, and any other marketing literature and information relating to the marketing, distribution or sale of the Product for use in the Primary Indication outside of the Territory.

          (cc) "REGULATORY APPROVAL" shall mean the approval by all Regulatory Authorities of the NDA and the receipt by Key of the other approvals, licenses, registrations and authorizations of all Regulatory Authorities necessary for the marketing, distribution and sale of the Product in the Territory for use in the Primary Indication.

          (dd) "REGULATORY AUTHORITY" shall mean each and every Governmental Body from which approvals are required for the marketing, distribution or sale of the Product in the Territory.

          (ee) "REJECTED PRODUCT" shall have the meaning set forth in Section 6.5.1.

          (ff) "SPECIFICATIONS" shall mean the specifications for the Product approved by the Regulatory Authorities, to be attached as Schedule 1.1 (ff) and more fully described in the official Labels for the Product.

          (gg) "TERM" shall mean the time period from the Effective Date until expiration or earlier termination of this Agreement.

          (hh) "TERRITORY" shall mean South Africa and each of its territories and possessions on the Effective Date.

          (ii) "THIRD PARTY" means any Person other than a Party or an Affiliate of a Party.

          (jj) "TRADE MARKS" shall mean, subject to Article 4, all trade marks and trade names and trade dresses (whether registered or not) owned by Valera or its Affiliates and

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approved by Valera for use in the marketing, distribution and sale of the
Product in the Territory for use in the Primary Indication.

     1.2 INTERPRETATION. The division of this Agreement into Articles and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. In this Agreement, words importing the singular number only shall include the plural and vice versa and words importing gender shall include all genders.

     1.3 SCHEDULES. The following are the Schedules annexed to and incorporated (or will be annexed to and incorporated) in this Agreement by reference and deemed to be a part hereof:

Schedule 1.1(n)    Current Implant Specifications
Schedule 1.1(p)    Contents of Kit
Schedule 1.1(ff)   Product and Kit Specifications
Schedule 5.2       Technical Manufacturing Requirements
Schedule 6.9       Returns Policy

             ARTICLE 2 - PRODUCT DEVELOPMENT AND REGULATORY APPROVAL

     2.1 REGULATORY APPROVAL. Valera hereby appoints Key as its exclusive agent in the Territory during the Term, and Key hereby accepts its appointment, upon the terms and conditions herein specified, to apply for each Regulatory Approval for the Product for use in the Primary Indication. Key hereby agrees to use commercially reasonable efforts in applying for each such Regulatory Approval, which shall, whenever permitted by Law, be applied for in the name of Valera and be substantially similar to the Regulatory Approval in effect in the United States as it relates to manufacturing, testing, packaging, quality control, quality assurance and other processes (except for the Labels which shall be tailored for the Territory). Valera undertakes, at its own expense, to provide Key with such assistance and cooperation to the extent necessary to obtain each such Regulatory Approval for the Product for use in the Primary Indication. The Parties agree to set up a meeting with each Regulatory Authority prior to submitting the NDA for the Product and to undertake appropriate follow-up procedures in order to increase the chances of success in obtaining Regulatory Approval for the Product for use in the Primary Indication.

     2.2 FURNISHING DATA. Valera shall supply Key with all data and information in its possession or control as is necessary for the purpose of obtaining Regulatory Approval for the Product in the Territory for use in the Primary Indication, including, but not limited, to clinical and non-clinical study data, results and reports (including toxicology reports) and/or CMC information owned or used by Valera with respect to the Product, and Valera may, in its discretion, make its personnel available as needed to address any regulatory issues as they arise. Without limiting the generality of the foregoing, Valera shall provide Key with access to and the right to cross-reference existing regulatory filings for the Product submitted by it and/or its Affiliates or designated nominees in any jurisdiction outside of the Territory. At the request of Key, Valera shall notify the Regulatory Authority in the Territory of Key's right to reference any such regulatory filings in any application filed by Key in accordance with the terms of this Agreement.

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     2.3 DEVELOPMENT AND REGULATORY APPROVAL PLAN FOR THE PRIMARY INDICATION.
Within sixty (60) Business Days after the Effective Date, Key and Valera shall prepare a plan outlining all pre-clinical, clinical and regulatory activities that are necessary for receiving Regulatory Approval for the use of the Product in the Primary Indication in the Territory, the party responsible for each such activity and estimated time schedules for the completion of all such activities (the "PLAN"). Generally, the Plan shall allocate responsibility for pre-clinical and clinical activities to Valera and regulatory activities in the Territory (including development and approval of the Labels) to Key; provided that in no event shall the Plan require Valera to conduct pre-clinical or clinical activities beyond those activities currently being conducted by Valera in the United States in respect of the Primary Indication. Each Party shall use commercially reasonable efforts to perform their respective responsibilities under the Plan within the schedule set forth in the Plan. Each Party shall provide the other Party with regular (but no less than quarterly) updates on its progress against the Plan.

     2.4 PHASE IV CLINICAL STUDIES. Key shall have the exclusive right (but not the obligation) to conduct Phase IV clinical trials relating to the use of the Product in the Primary Indication in the Territory, but only with the prior written consent of Valera, which consent shall not be unreasonably withheld or delayed; provided that if Key fails to conduct such Phase IV clinical trial within one (1) year after a request by Valera to conduct such a study, Valera shall have the right to conduct Phase IV clinical trials relating to use of the Product in the Primary Indication in the Territory. For the purpose of conducting such Phase IV clinical trials, Valera shall supply to Key a commercially reasonable quantity of the Product at a price equal to Valera's manufacturing cost. All clinical and/or marketing data developed by the Parties during the Term shall remain the property of the Party developing such data, and any data to which both Parties have contributed to or on which both Parties have worked shall remain the property of both jointly and severally worldwide; provided that Valera shall have a perpetual, irrevocable, royalty-free, fully paid-up license to copy, disclose and use in any manner any and all clinical and/or marketing data developed in the course of such Phase TV trials and not otherwise owned by Valera. The Parties agree that they will promptly share with one another all information and reports regarding the results of any such Phase IV trials.

     2.5 MAINTAINING REGULATORY APPROVAL. Key undertakes to use commercially reasonable efforts to maintain the Regulatory Approval for the Product for use in the Primary Indication in the Territory. Valera undertakes to assist in maintaining such Regulatory Approval, in accordance with Key's reasonable requests. Subject to the foregoing, all reasonable direct out-of-pocket expenses incurred by Key and/or Valera in maintaining the registrations shall be borne and reimbursed by Key.

     2.6 COPIES OF CORRESPONDENCE; NOTICE. Copies of all pertinent correspondence related to the promotion, sale and use of the Product for use in the Primary Indication to and from all Regulatory Authorities and all submissions, or pertinent excerpts thereof, to the Regulatory Authorities connected to the Product for use in the Primary Indication will be furnished by the corresponding Party to the other Party in a timely manner.

     2.7 REIMBURSEMENT. Key shall, at its own expense, make all submissions and filings to each Government Body and all other Third Parties necessary or desirable to establish unit prices for the Product for use in the Primary Indication in the Territory.

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             ARTICLE 3 - EXCLUSIVE DISTRIBUTION; PROMOTION AND SALES

     3.1 APPOINTMENT OF DISTRIBUTOR. Subject to the terms and conditions of this Agreement, Valera hereby appoints Key during the Term, and Key hereby accepts its appointment, as exclusive distributor of the Product in the Territory for the Primary Indication.

     3.2 EXCLUSIVE SUPPLY. During the Term, Valera shall not supply the Product for distribution or sale in the Territory for use in the Primary Indication to any Person other than Key, it being understood between the Parties that Valera shall not directly or indirectly sell, or otherwise make available, the Product in the Territory for use in the Primary Indication other than through Key in accordance with the terms of this Agreement. Valera shall refer to Key all orders or inquiries received by it from sources in the Territory in connection with the Product for use in the Primary Indication.

     3.3 RESERVATION OF RIGHTS. In no event shall this Agreement be construed to prevent Valera from directly or indirectly: (a) manufacturing, using, marketing, promoting, distributing and selling the Product in the Territory for use in indications other than the Primary Indication; (b) manufacturing, using, marketing, promoting, distributing and selling the Product outside the Territory for use in any indication; or (c) entering into and performing agreements with third parties regarding the foregoing.

     3.4 SALES WITHIN THE TERRITORY. Key shall not, and Key shall cause its Affiliates not to, directly or indirectly, without the prior written consent of Valera, sell the Product outside the Territory, or knowingly sell the Product to any Person within the Territory for resale or use outside of the Territory.

     3.5 COMPETING PRODUCT. Key shall not, and shall cause its Affiliates not to, directly or indirectly, jointly or in conjunction with any other Person, whether as principal, agent, shareholder, employee, independent contractor, or in any other manner whatsoever, develop, market, distribute or sell in the Territory any products that contain the same active ingredient as that which is contained in the Product, or any products similar to or competitive with the Product, that are used in the Primary Indication, during the Term and for a period of three(3) years following the expiry or termination of this Agreement, except that Key may market, distribute and sell Eligard(TM) 7.5mg, Eligard 22.5mg and Eligard 30mg under the terms of the [EXCLUSIVE LICENSE AGREEMENT BETWEEN KEY AND ATRIX LABORATORIES, INC. DATED 22 AUGUST 2002].

     3.6 SUBCONTRACTING. The Parties acknowledge and agree that, subject to prior written notification to and acceptance from the appropriate Regulatory Authority, each Party shall have the right, at its sole expense, to subcontract with Third Parties or Affiliates for the performance of its obligations hereunder, upon prior written approval of the other Party where the subcontractor is a Third Party (which approval shall not be unreasonably withheld or delayed); provided, however, that each Party shall remain responsible to the other Party for (a) assuring that each subcontractor complies with all applicable provisions of this Agreement and all applicable Laws and (b) fulfilling all of its obligations hereunder; and provided further that Key shall have no right to approve or disapprove of any contract manufacturer or contract packager engaged by Valera. In the event that any subcontracting by Valera would have a material impact

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on Key's responsibilities to the appropriate Regulatory Authority and to the extent reasonably possible, Valera will inform Key at least six (6) months prior to arranging for any such subcontracting.

     3.7 PRODUCT PROMOTION. Key shall employ its best efforts to market, distribute and sell the Product in the Territory for use in the Primary Indication and shall bear all costs and expenses incurred in connection with such efforts, except as set forth in this Agreement. The Parties agree to meet at either Party's request in order to discuss any marketing, distribution and sales issues.

     3.8 SAMPLES. During the first three (3) years from the date the Product is launched in the Territory, Valera shall provide to Key samples of the Product at a price equal to Valera's manufacturing cost. Sample quantities shall be limited to supplying evaluation units to an advisory board for example, or key physicians as identified by Key and approved by Valera acting reasonably, and not to be used as a promotional tool for the broad mass of the Territory's physicians.

     3.9 PROMOTIONAL MATERIALS. Valera shall provide Key, at no additional cost, with samples of all Promotional Materials owned by Valera to market the Product for use in the Primary Indication outside of the Territory; provided that Key reimburses Valera for all additional advertising agency costs, if any, associated with supplying any artwork and graphics. Valera hereby grants to Key the right to use such Promotional Materials and, subject to Article 4, to modify any artwork and graphics for its purpose.

     3.10 MARKETING PLAN. Commencing in the year in which Key submits the NDA to the Regulatory Authorities, Key shall prepare, develop and submit to Valera an annual marketing plan (the "MARKETING PLAN") for Valera's review and approval by no later than the 15th of February of each year during the term of this Agreement, for the then current Calendar Year. The Marketing Plan will outline plans for the promotion and sale of the Product in the Territory, and will also include recommendations for Product pricing, reimbursement status and activities, positioning, and a description of the promotional programs, if any, planned for the relevant Calendar Year. Valera, acting in good faith, shall have thirty (30) Business Days from the date of receipt to review the Marketing Plan and suggest commercially reasonable changes. Key shall make commercially reasonable efforts to include any changes in the Marketing Plan suggested by Valera and shall advise, in writing, within fifteen (15) Business Days which changes it has incorporated together with an explanation as to any changes that were suggested by Valera but not incorporated. In the event that Valera does not respond to Key within thirty (30) Business Days of the receipt of the Marketing Plan, the Marketing Plan will be deemed to be acceptable to Valera. Notwithstanding anything else contained herein to the contrary, at the request of either Party, the Parties shall meet semi-annually to review proposed marketing plans for the Product.

                        ARTICLE 4 - BRANDING; TRADEMARKS

     4.1 LICENSE GRANT: BRANDING. Subject to the terms and conditions of this Agreement, Valera hereby grants Key an exclusive license to use the Trade Marks in connection with the marketing, distribution, and sale of the Product in the Territory for use in the Primary Indication. The Product shall bear a product name owned by Valera, which product name shall,

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if possible, be the same as the product name used in the United States, as well as certain other trademarks of Valera and trademarks of Key (other than a product name of Key) and use the trade dress identified by Valera from time to time and approved by Key; provided, however, that such labeling shall ensure that the distinctiveness of the trademarks of each party is maintained and include a tag line that indicates the ownership of each Party's trademarks.

     4.2 OBLIGATIONS AND CONDITIONS. No Promotional Materials bearing the Trade Marks may be used without Valera's prior written approval, which consent shall not be unreasonably withheld or delayed but shall be conditioned upon maintaining the distinctiveness of the trademarks of each Party and including a tag line that indicates Valera's ownership of the Trade Marks. It is agreed by the Parties that in the event that Valera does not respond to Key's submission of the new Promotional Materials or labeling within ten (10) Business Days, consent shall be deemed to be granted. Notwithstanding anything to the contrary, Key's use of the Trade Marks shall be conditioned upon Key's compliance with Valera's then-current quality standards, which standards Valera may update from time to time by written notice to Key, it being understood that Key may use up any packaging, labeling or Promotional Materials that it has at the time of the update, either in stock or in process.

     4.3 LICENSE GRANT BY KEY. Key hereby, for itself and on behalf of its Affiliates, grants Valera a nonexclusive license to use Key's trademarks, trade names, logos and trade dress (collectively, the "KEY TRADE MARKS") on labeling of the Product approved by Key. Notwithstanding anything to the contrary, Valera's use of the Key Trade Marks shall be conditioned upon Valera's compliance with Key's then-current quality standards which standards Key may update from time to time by written notice to Valera, it being understood that Valera may use up any packaging, labeling or promotional material that it has at the time of the update, either in stock or in process.

     4.4 CHANGES. Each Party may discontinue, alter or add new trademarks to be used in connection with the labeling and marketing of the Product in the Territory for use in the Primary Indication; provided that: (a) the foregoing shall not be deemed to allow Key to use or place a product name owned by Key or licensed by Key from a Third Party on the Product; and (b) each Party may use up any packaging, labeling or Promotional Materials that it has at the time of the discontinuance, alteration or addition, either in stock or in process.

     4.5 NO OTHER RIGHTS; ALLOCATION OF GOODWILL. Except for the licenses granted by each of Valera and Key to the other under this Agreement, neither Party shall acquire any right, title, or interest in any trademark, trade name, logo or trade dress of the other Party by reason of this Agreement. Each of Key and Valera shall be responsible for registering, as necessary, its own trademarks, trade names, logos and trade dress. Key acknowledges that all use of any of Valera's trade names, trademarks, trade dress and logos and all of the goodwill associated therewith shall inure solely to Valera's benefit. Likewise, Valera acknowledges that all use of any of Key's trademarks, trade dress, trade names, and logos, and all of the goodwill associated therewith shall inure solely to Key's benefit.

     4.6 CONFUSINGLY SIMILAR MARKS. Key shall not authorize or undertake any use of any mark that is confusingly similar to the Trade Marks in the Territory.

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     4.7 EFFECT OF TERMINATION.  Upon termination of this Agreement both parties shall immediately cease all use of the other party's trademarks, trade names, logos and trade dress, except as set forth in Section 13.7

                       ARTICLE 5 - MANUFACTURE AND SUPPLY

     5.1 MANUFACTURING. Valera shall, directly or through an Affiliate or Third Party designee (including contract manufacturers and contract packagers), have the sole right and responsibility for manufacturing, assembling, packaging and labeling the Product in such quantities as, in Valera's opinion, are required to fill all orders and for maintaining such inventory levels of raw materials and packaging components as are required to meet Key's then- current forecast for the Product (as delivered pursuant to Section 6.3). Key shall be responsible for supplying camera-ready proofs of all Labels and other artwork to be included with the Product.

     5.2 TECHNICAL MANUFACTURING REQUIREMENTS. In manufacturing the Product, Valera shall comply with the requirements of Schedule 5.2 applicable to Valera. If Valera fails to comply with requirements of Schedule 5.2. Key's sole and exclusive remedy shall be for Valera to replace, at Valera's expense, or at Key's option, refund or credit the Transfer Fee for, any of the Products purchased by Key but no longer saleable in the Territory as a direct result of such failure. Key shall comply with the requirement of Schedule 5.2 applicable to Key.

     5.3 FAILURE TO SUPPLY. In the event that Valera or its Affiliates are unable to supply the Product in specified quality or in quantities sufficient to meet forecast demand for a successive period of ninety (90) Business Days, then Key may elect to have the Product made by a Third Party manufacturer designated by Valera and approved by Key, which approval shall not be unreasonably withheld, conditioned, denied or delayed. If Key makes such an election, Valera shall grant the Third Party manufacturer a non-exclusive, royalty-free license under the Intellectual Property for the sole purpose of manufacturing and selling to Key the quantity of the Product that Valera is unable to supply.

     5.4 SUPPLY RESUMPTION. If Key exercises its rights to have a Third Party manufacturer manufacture the Product pursuant to Section 5.3 and thereafter during the Term Valera desires to resume supplying Key with the Product (whether by Valera or otherwise), then Valera shall notify Key of such desire. Key shall then resume purchasing Product exclusively from Valera for the remainder of the Term as soon as Valera demonstrates to Key's reasonable satisfaction that Valera (whether by Valera or otherwise) is capable of re-establishing a satisfactory supply of the Product; provided that Key shall not be required to cancel any purchase orders for the Product issued to the Third Party manufacturer that were issued in accordance with the Forecasts provided to Valera pursuant to Section
6.3 prior to the date that Valera gave Key notice of its desire to resume supply and cover periods no more than six (6) months after the date that Valera gave Key notice of its desire to resume supply. If and when Valera resumes supplying 1he Product pursuant to this Section 5.4, the Third Party manufacturer shall be required to return to Valera all information provided to the Third Party manufacturer pursuant to Section 5.3 and any license granted to the Third Party manufacturer shall terminate. Notwithstanding anything in, this Agreement to the contrary, upon the termination of this Agreement for any reason, the Third Party manufacturer shall be required to return to Valera all information

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                                                                              11


provided to Third Party manufacturer pursuant to Section 5.3 and any license granted to the Third Party manufacturer shall terminate.

     5.5 DOCUMENTATION AND CERTIFICATE OF ANALYSIS. Valera shall provide Key with required supporting documentation for the manufacture and assembly of the Product in a form suitable for Key's submission to the Regulatory Authorities. A certificate of analysis and full set of batch manufacturing records shall be delivered with each batch of the Product delivered to Key.

     5.6 IMPROVEMENTS; NEW FORMULATION. Valera shall furnish Key with all information pertinent to the marketing, sale and promotion of the Product relating to any Improvements, which Valera may make from time to time to the Product, or to any new formulation of the Product. To the extent reasonably possible, Valera shall provide Key with six (6) months prior written notice of any anticipated Improvements or new formulations.

     5.7 EXPIRATION DATE. The expiration date for the Product will be as permitted by the applicable Regulatory Approval, provided that Valera acknowledges that it would be desirable to have expiration dates of at least twenty-four (24) months.

     5.8 COMPLIANCE WITH LAWS. Key shall comply with all applicable Laws in relation to the handling, storage, distribution and sale of the Product in the Territory and Valera's then- current instructions relating to handling, storage and shipment of the Products in the Territory.

     5.9 KITS. Key shall ensure that all components of the Kit have the necessary regulatory approvals from the Regulatory Authorities to be used, marketed, distributed and sold in the Territory, and Valera shall give Key reasonable assistance in this regard at Key's expense (unless otherwise agreed by Valera in writing). The contents of the Kit may vary from time to time, subject to mutual written agreement between the Parties and subject to the condition that Key bears all costs related to any variation of the contents of the Kit from that listed on Schedule 1.1(p)

              ARTICLE 6 - FORECASTS/ORDERING/TITLE AND RISK/RETURNS

     6.1 ORDERING. Key may order units of the Product by issuing binding purchase orders (each, a "PURCHASE ORDER") to Valera pursuant to the terms of this Agreement. Each Purchase Order shall state the quantity of the product to be purchased, delivery date(s) and routing instructions, destination or destinations. No different or additional terms or conditions on any purchase order, acknowledgment or other transmittal, whether a standard business form or otherwise, utilized by Key or Valera in connection with the sale of the Product shall be construed or deemed to be an amendment of or supplement to this Agreement or otherwise binding on either Key or Valera.

     6.2 ACCEPTANCE OR REJECTION OF PURCHASE ORDERS. Valera shall indicate its acceptance or rejection of each Purchase Order within ten (10) Business Days after receipt; provided that Valera may reject a Purchase Order, in whole or in part, only if: (a) the Purchase Order fails to comply with the terms and conditions of this Agreement; (b) the delivery date is less than ninety (90) days from the date of Valera's receipt of such Purchase Order; or (c) if the volume under the Purchase Order and all other accepted Purchase Orders covering the applicable

                                  CONFIDENTIAL
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                                                                              12


monthly period exceeds the volume set forth in Key's then-current forecast (delivered pursuant to Section 6.3) by more than forty percent (40%). If requested by Key following Key's receipt of Valera's rejection notice under clause (c) above, Valera will use commercially reasonable efforts to deliver the excess volume of the Product specified in the rejected Purchase Order, but Valera's failure to so deliver the excess volume shall not be a breach of this Agreement. Valera's sole obligation in filling accepted Purchase Orders shall be to use commercially reasonable efforts to fill Key's orders for the Product. In no event shall Valera be liable to any third party for Valera's failure to deliver the Product to Key by any delivery due date set forth in any Purchase Order.

     6.3 FORECASTS. Key shall provide Valera a non-binding twelve (12) month rolling forecast (the "FORECAST") of Key's estimated requirements of the Product, itemized for use as commercial product or as samples. The Forecast shall be reviewed and updated by Key no later than thirty (30) days before the start of each calendar quarter during the Term. Each such Forecast shall reflect a good faith attempt by Key to estimate quantity requirements of the Product, based on anticipated demand therefor.

     6.4 SHIPMENT. Valera will use diligent efforts to ship the Product ordered by Key within one hundred and twenty (120) days after its acceptance of Key's purchase order. The Products will be shipped EXW (Incoterms 2000) to Valera's or its Third Party designee's facilities. Valera shall ensure that the Product is suitably packed for shipment in Valera's standard containers.

     6.5 DELIVERY AND ACCEPTANCE.

          6.5.1. ACCEPTANCE. Key shall not be obliged to accept delivery of any lot or batch of the Product unless the lot or batch complies with the warranties set forth in Section 8.1. Each lot or batch of the Product shall be considered accepted by Key unless Key has rejected the same by delivering written notice thereof to Valera as soon as is reasonably possible but in any event no later than thirty (30) days after delivery of such lot or batch of the Product. To the extent possible, Key shall verify counts and identify any damages to Valera within five (5) Business Days of receipt. Key's sole and exclusive remedy for any shortage in a shipment shall be for Valera to send additional units of the Product as soon as reasonably possible.

          6.5.2. REJECTION NOTICE. A written notice of rejection shall be conclusive and binding upon Valera unless Valera notifies Key within forty-five
(45) Business Days after receipt by Valera of the written notice of rejection that it denies responsibility for the problem in question. In the event of such a notice by Valera, the claim shall be settled as set forth in Sections 8.3 and 8.4.

          6.6 PRODUCT LIABILITY INSURANCE. Valera agrees to maintain product liability insurance consistent with its normal business practices to cover risks related to the Product and, upon Key's request, to provide Key with certificates of insurance attesting to the existence of such insurance.

     6.7 ALL RISK INSURANCE. Key Agrees to maintain all risk and general liability insurance consistent with its normal business practices to cover risks related to the storage,

                                  CONFIDENTIAL
marketing, sales, and distribution of the Product in the Territory, and, upon Valera's request, to provide Valera with certificates of insurance attesting to the existence of such insurance. Valera agrees to maintain all risk and general liability insurance consistent with its normal business practices to cover normal business risks and including intellectual property claims, and, upon Key's request to provide Key with certificates of insurance attesting to the existence of such insurance. Each Party shall name the other Party as a co-insured under each insurance policy.

     6.8 INSURANCE NOTIFICATION. Each Party agrees, upon request, to advise the other Party of the status of the insurance required by this Article 6 and of any change in such status. It is understood and agreed that furnishing of such insurance coverage will not relieve either Party of their obligations under this Agreement.

     6.9 RETURNS. Customers of Key may return Product to Key only (a) if the Product does not comply with the warranties set forth 8.1 or (b) in accordance with the policy set forth in Schedule 6.9. This policy shall be communicated to customers in an appropriate fashion. Key shall be responsible for destruction of the Product returned in accordance with the policy set forth in Schedule 6.9. Such destruction shall be in accordance with all appropriate Laws relating to the disposal of pharmaceutical products, including any and all appropriate environmental Laws.

                      ARTICLE 7 - PRICING AND PAYMENT TERMS

     7.1 PRICING. Key shall pay Valera for Valera's supply and Key's distribution of the Product under this Agreement in an amount equal to:

          7.1.1. a transfer fee for each unit of the Product supplied by Valera to Key under this Agreement (the "TRANSFER FEE"). Until twelve (12) months following Regulatory Approval, the Transfer Fee shall be USD$250 per unit of the Product. After twelve (12) months following Regulatory Approval, Valera may adjust the Transfer Fee once per Calendar Year by giving Key written notice of the adjusted Transfer Fee, except that no increase shall exceed the aggregate percentage increase in the Producer Price Index for Drugs and Pharmaceuticals (Series WPU063), as reported by the Bureau of Labor Statistics of the United States Department of Labor, during the period since the last price adjustment (and for which data, preliminary or final, is available); plus

          7.1.2. ten percent (10%) of Net Sales.

     7.2 QUARTERLY REPORT. Within forty-five (45) days following the end of each Calendar Quarter, Key shall render a written report to Valera setting forth the following information and calculations for such Calendar Quarter:

          (a) each component making up Net Sales for the Calendar Quarter and the calculation of Net Sales;

          (b) the actual number of Product sold (net of returns) for the Calendar Quarter; and

          (c) the calculation of royalties payable to Valera pursuant to Section 7.1.2.

                                  CONFIDENTIAL
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                                                                              14


     7.3 PHASE IV AND SAMPLE SUPPLIES. In accordance with Sections 2.4 and 3.8, Key shall pay Valera for Valera's supply of the Product for use in Phase IV clinical trials and samples in an amount equal to Valera's fully burdened manufacturing cost. Key shall pay Valera's invoices for such supplies within forty-five (45) days after receipt of the Product.

     7.4 PAYMENT. Key shall pay Valera's invoices for Transfer Fees no later than sixty (60) days after receipt of each shipment of the Product. Key shall pay the amounts due under this Agreement no later than forty-five (45) days following the completion of each Calendar Quarter. All amounts due to Valera in accordance with the terms hereof shall be paid by cheque or wire transfer in Dollars to such bank as Valera may direct from time to time. Overdue amounts shall bear interest at a rate equal to the lower of 1.5% per month or the highest rate permitted by law from the due date until the date paid. All expenses incurred by Key in making such transfers shall be borne by Key. To the extent that Net Sales includes amount collected by Key in currency other than Dollars, such amounts shall be converted to Dollars using the exchange ratio set forth in the Wall Street Journal on the last day of the relevant Calendar Quarter. Unless otherwise agreed by Valera, Key shall obtain a confirmed, irrevocable letter of credit in favor of Valera in an amount set by Valera from time to time, against which Valera may draw if Key fails to pay any amount due under this Agreement. Such letter of credit shall be in form and substance acceptable to Valera, shall be issued by a bank acceptable to Valera and shall be payable in Dollars upon presentation of the documentation recited in the letter of credit.

     7.5 RECORDS. Key shall record all sales of Product and shall keep full and true books of account and other records in accordance with the requirements of generally accepted accounting principles in South Africa and other good business practice so that details of sales for the Product, the calculation of Net Sales and Key's payment obligations in respect thereof may be properly ascertained.

     7.6 AUDIT. Key agrees, at the request of Valera and at Valera's expense, to permit an independent accounting firm of recognized South African national standing, selected by Valera to have access, upon reasonable notice, during ordinary business hours and no more frequently than once in any Calendar Year, to such books of account and other records as may be necessary to determine the correctness of any report by Key to Valera in accordance with this Article 7. If such independent certified public accountant shall determine that an amount is due and owing by one Party to the other, then the owing Party shall promptly pay the amount due and owing, provided that if the Party owing the amount is Key and such amount is five percent (5%) or more of the total amount that should have been paid to Valera under this Agreement in respect of the audited period, then Key shall also reimburse Valera for the cost of the audit.

                         ARTICLE 8 - PRODUCT WARRANTIES

     8.1 LIMITED WARRANTY FOR THE PRODUCTS. Valera warrants to Key that: (a) each Product will be manufactured and packaged in accordance with GMPs; (b) each of the Products, when delivered to the carrier, will conform to the Specifications; and (c) each the Products shall be free from defects in materials, workmanship, packaging or labeling until the expiration of its stated shelf life (the "WARRANTY PERIOD").

                                  CONFIDENTIAL

     8.2 DISCLAIMER.  THE EXPRESS LIMITED WARRANTY FOR THE PRODUCTS SET FORTH IN
SECTION 8.1 AND THE ADDITIONAL REPRESENTATIONS AND WARRANTIES SET FORTH IN
SECTION 9.1 ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED. VALERA HEREBY DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESSED OR IMPLIED, WHETHER ARISING FROM A
COURSE OF DEALING OR USAGE OF TRADE, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

     8.3 WARRANTY CLAIM PROCEDURE. Unless otherwise agreed by Valera, to make a warranty claim, Key shall at Key's expense return the allegedly defective the Products(s), or a representative sample thereof, together with a description of the alleged defect. Valera shall, promptly after receipt and as required, inspect the alleged defective Products(s). If such inspection results reasonably confirm the Products do not conform with the warranties set forth in Section 8.1 and the non-conformance did not arise from misuse, mishandling, storage in a manner inconsistent with labeling, neglect, modification or unusual physical or chemical stress after delivery to the carrier, Key shall return any remaining the Products(s) in Key's inventory with the same defect at Valera's expense, and the sole and exclusive warranty remedies set forth in Section 8.4 shall apply. If such test results fail to confirm the Products' non-conformance to the warranties set forth in Section 8.1, or if the parties fail to otherwise resolve the dispute, the parties shall submit the Products, or a representative sample thereof, along with a reference batch which has previously been shown by Key to conform to the warranties set forth in Section 8.1, to a mutually acceptable independent laboratory along with mutually agreeable interrogatories to be answered by such laboratory. The determination of the Products' conformance or non-conformance to the warranties set forth in Section 8.1 shall be binding upon the Parties. If the laboratory determines that the Products conform to the warranties set forth in Section 8.1, Key shall pay all independent laboratory and shipping costs incurred by Valera, and if such laboratory confirms that the Products do not conform with the warranties set forth in Section 8.1, Valera shall pay all independent laboratory costs and the sole and exclusive warranty remedies set forth in Section 8.4 shall apply.

     8.4 KEY'S WARRANTY REMEDIES. During the Warranty Period, Valera shall replace, at Valera's expense, or at Key's option, refund or credit the Transfer Fee for, any the Products that do not comply with Valera's limited warranty set forth in Section 8.1. Valera's obligation to replace defective Product or to refund or credit the purchase price paid for such the Products pursuant to this
Section 8.4 shall not apply to any Product that has been subjected to misuse, mishandling, storage in a manner inconsistent with labeling, neglect, modification or unusual physical or chemical stress after delivery to the carrier. Other than with respect to third party claims for which Valera must indemnify Key pursuant to Section 10.2, this Section 8.4 states Key's sole and exclusive remedy for failure of any the Products to comply with the limited warranties set forth in Section 8.1.

              ARTICLE 9 - REPRESENTATIONS AND ADDITIONAL WARRANTIES

     9.1 REPRESENTATIONS AND WARRANTIES OF VALERA. Valera hereby makes the following representations and warranties to Key and does so in full understanding and acknowledgement

                                  CONFIDENTIAL
that Key is relying on such representations and warranties in entering into this Agreement, notwithstanding any due diligence investigation done or information obtained by Key prior to the Effective Date:

          (a) STATUS. Valera is a corporation organized and existing under the Laws of the State of Delaware, U.S.A. No action has been taken by the directors, officers or shareholders of Valera to dissolve the corporation. Valera has the corporate power and authority to enter into this Agreement and to perform all its obligations under this Agreement.

          (b) ALL NECESSARY PROCEEDINGS. The execution and delivery by Valera of this Agreement, the performance by Valera of all the terms and conditions thereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions and proceedings, and no other act or approval of any Person is required to authorize such execution, delivery, and performance.

          (c) NO VIOLATION. The execution, delivery and performance of this Agreement by it: (i) does not violate or conflict with any provision of Law or any provision of its articles of incorporation or by-laws; and (ii) does not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance, or require any consent under, or result in the creation of any lien, charge or encumbrance upon any of its property or assets pursuant to any material instrument or agreement to which it is a party or by which it or its properties may be bound or affected. Without limiting the generality of the foregoing, Valera has not made any written or oral agreement or undertaking with any other Person regarding the rights to promote, distribute or sell the Product or to seek Regulatory Approval for the Product in the Territory.

          (d) THIRD PARTY CLAIMS. To Valera's knowledge, as of the Effective Date, there is no outstanding or threatened claim or allegation that the marketing, distribution or sale of the Product or use of the Trade Marks in accordance with this Agreement infringe upon any rights of a Third Party in the Territory.

          (e) RIGHT TO GRANT LICENSES. To Valera's knowledge, Valera is the sole and exclusive owner or licensee of all Intellectual Property needed to market, distribute and sell the Product in the Territory in accordance with this Agreement. Valera has the full right, power and authority to grant the rights granted to Key under this Agreement, free and clear of any mortgage, lien or encumbrance.

          (f) REGULATORY APPROVAL. As of the Effective Date of this Agreement, Valera is not aware of any facts that would reasonably lead it to conclude that the Product will be unable to receive Regulatory Approval in the Territory.

                                  CONFIDENTIAL

     9.2 REPRESENTATIONS AND WARRANTIES OF KEY. Key hereby makes the following representations and warranties to Valera and does so in full understanding and acknowledgement that Valera is relying on its said representations and warranties in entering into this Agreement, notwithstanding any due diligence investigation done or information obtained by Valera prior to the Effective
Date:

          (a) STATUS. Key is a limited company organized and existing under the Laws of South Africa. No action has been taken by the directors, officers or shareholders of Key to dissolve the corporation. Key has the corporate power and authority to enter into the present Agreement and to perform all its obligations hereunder.

          (b) ALL NECESSARY PROCEEDINGS. The execution and delivery by Key of this Agreement, the performance by Key of all the terms and conditions thereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions and proceedings, and no other act or approval of any Person is required to authorize such execution, delivery, and performance.

          (c) NO VIOLATION. Key warrants that the execution, delivery and performance of this Agreement by it: (i) does not violate or conflict with any provision of Law or any provision of its articles of incorporation or by-laws; and (ii) does not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance, or require any consent under, or result in the creation of any lien, charge or encumbrance upon any of its property or assets pursuant to any material instrument or agreement to which it is a party or by which it or its properties may be bound or affected.

     9.3 LIMITS ON REPRESENTATIONS AND WARRANTIES. Nothing in this Agreement shall be construed as a representation or warranty by Key that it will be successful in obtaining Regulatory Approval for the Product for the Primary Indication.

                          ARTICLE 10 - INDEMNIFICATION

     10.1 BY KEY. Key shall indemnify Valera, its affiliates and their respective directors, officers, shareholders, employees or agents (collectively, the "VALERA RELEASEES"), and hold it harmless from and against any and all losses (including personal injury, death or property damage) arising from any and all Third Party claims against the Valera Releasees: (a) relating to the marketing, distribution or sale of the Product in the Territory to the extent such claims are the result of the fault, negligence or willful misconduct of Key, or its Affiliates, or their respective directors, officers, shareholders, employees or agents; (b) of any nature whatsoever relating to any processing or repackaging of the Product after delivery to the carrier in accordance with
Section 6.4; or (c) caused by a breach or misstatement by Key of its representations and warranties under this Agreement; except to the extent such Third Party claims result from the fault, negligence or willful misconduct of the Valera Releasees or its or their material failure to comply with the terms of this Agreement. Key shall not be liable under this section 10.1 In the event that the Valera Releasees admit or settle any such claim without the prior written consent of Key, which consent shall not be unreasonably withheld, conditioned, delayed or denied.

                                  CONFIDENTIAL

     10.2 BY VALERA. Valera shall indemnify Key, its Affiliates and their respective directors, officers, shareholders, employees or agents (collectively, the "KEY RELEASEES"), and hold it harmless from and against any and all Losses (including personal injury, death or property damage) arising from any and all Third Party claims against the Key Releasees: (a) that the manufacture, use or sale of the Product in accordance with this Agreement infringes the intellectual property rights of a third party in the Territory; (b) of any nature whatsoever relating to the manufacture or use of the Product; or (c) caused by a breach or misstatement by Valera of its representations and warranties in Section 9.1; except to the extent such Third Party claims result from the fault or negligence of the Key Releasees, or its or their material failure to comply with the terms of this Agreement. Valera shall not be liable under this Section 10.2 in the event that the Key Releasees admit or settle any such claim without the prior written consent of Valera, which consent shall not be unreasonably withheld, delayed or denied.

     10.3 INDEMNIFICATION PROCEDURE. A Party seeking indemnification (the "INDEMNIFIED PARTY") shall notify, in writing, the other Party (the "INDEMNIFYING PARTY") within fifteen (15) Business Days after the assertion of any claim or discovery of any fact upon which the Indemnified Party intends to base a claim for indemnification. An Indemnified Party's failure to so notify the Indemnifying Party shall not, however, relieve such Indemnifying Party from any liability under this Agreement to the Indemnified Party with respect to such claim except to the extent that such Indemnifying Party is actually denied, during the period of delay in notice, the opportunity to remedy or otherwise mitigate the event or activity (ies) giving rise to the claim for indemnification and thereby suffers or otherwise incurs additional liquidated or other readily quantifiable damages as a result of such failure.

     10.4 DEFENDING CLAIMS. The Indemnifying Party, while reserving the right to contest its obligations to indemnify the Indemnified Party under this Agreement, shall be responsible for the defense of any claim, demand, lawsuit or other proceeding in connection with which the Indemnified Party claims indemnification hereunder. The Indemnified Party shall have the right, at its expense, to participate jointly with the Indemnifying Party in the defense of any such claim, demand, lawsuit or other proceeding, but with respect to any issue involved in such claim, demand, lawsuit or other proceeding with respect to which the Indemnifying Party has acknowledged its obligation hereunder, the Indemnifying Party shall have the right to select counsel, settle, try or otherwise dispose of or handle such claim, demand, lawsuit or other proceeding on such terms as the Indemnifying Party shall deem appropriate, subject to any reasonable written objection of the Indemnified Party.

                   ARTICLE 11 - INTELLECTUAL PROPERTY MATTERS

     11.1 INTELLECTUAL PROPERTY INFRINGEMENT.

          11.1.1. Without limiting the obligations and requirements of Sections
10.2 through 10.4, each Party will notify the other Party if it receives any notice that the activities engaged in under this Agreement infringe or may infringe any Third Party's intellectual property rights. If Key establishes to Valera's reasonable satisfaction that license(s) under such Third Party's intellectual property rights is necessary or advisable for purposes of enabling Key to market, use or sell the Products in the Territory, Valera and Key shall co-operate to obtain such license(s) for the benefit of Valera and Key, in accordance with the following provisions:

                                  CONFIDENTIAL

          11.1.2. Valera shall be primarily responsible for obtaining any such third party license. The matter shall be deemed resolved if Valera is granted a license, whether royalty-free or royalty-bearing, under the relevant intellectual property rights that would make the continued marketing, use or sale of the Products in the Territory for use in the Primary Indication non-infringing with respect to such Third Party's intellectual property rights.

          11.1.3. However, in the event that Valera is unable to resolve the matter in accordance with Section 11.1.2 in spite of good faith efforts and/or upon terms that are commercially reasonable to Valera, then Key shall be entitled to negotiate a license in favor of Key under such Third Party's intellectual property rights, provided that Key shall not enter into such license without the prior written consent of Valera, such consent not to be unreasonably withheld or delayed. In the event that such license requires Key to pay the Third Party royalties, Key may deduct such royalties from the amounts due to Valera under Section 7.1.2, not to exceed an amount equal to two percent (2%) of Net Sales during the applicable Calendar Quarter.

          11.1.4. Should any claim or suit that the Product infringes any Third Party's intellectual property rights in the Territory be upheld by a final, non-appealable order of a court such that Key is prevented from marketing, using and selling the Product in the Territory and no license that permits Key to market, use and sell the Product in the Territory in accordance with this Agreement is obtained by either Valera or Key pursuant to Sections 11.1.2 and 11.1.3, Valera shall repurchase from Key, at cost, all of the Product currently in Key's stock that have not been sold and, if commercially reasonable to Valera, change the Product so as to make it non-infringing. If changing the Product so as to make it non-infringing is not commercially reasonable to Valera, Valera may terminate this Agreement effective upon giving Key notice of termination.

     11.2 THIRD PARTY INFRINGEMENT.

          11.2.1. In the event that either Party determines that a Third Party (other than a permitted licensee, transferee or distributor of either Party) is making, using, or selling a product or process that may infringe any of the Intellectual Property relating to the Product, including later issued and acquired patents covering the Product, or any uses or processes pertaining thereto, it will promptly notify the other Party in writing.

          11.2.2. Valera shall be responsible for, in its sole discretion, obtaining a discontinuance of any infringement or bringing suit against a Third Party infringer relating to the Product. Notwithstanding anything contained herein to the contrary, Valera shall have the right, but not the obligation, to bring such a suit. Valera shall bear all the expenses of any such suit brought by it and shall, after retaining for itself an amount equal to such expenses, split equally the remaining balance of any and all recovery and damages therefrom with Key. Key agrees to be named as a co-plaintiff if Valera brings suit and shall cooperate with Valera (which shall include providing any necessary assistance and executing any necessary documents, with any reasonable, receipted out-of-pocket expenses being reimbursed to Key by Valera to the extent such expenses were previously approved in writing by Valera), and shall have the right to consult with Valera and to participate in and be represented by independent counsel in such litigation at its own expense. Except as otherwise specifically provided herein, Valera shall have control

                                  CONFIDENTIAL
over any such suit, and decisions as to settlement, methods and/or terms and conditions for resolving the suit shall be made by Valera (after consultation with Key, should Key be joined as a party to such suit).

          11.2.3. In the event Valera chooses not to prosecute an infringement as aforesaid within ninety (90) days after learning of the infringement, Key shall have the right to do so. In such event, Valera shall cooperate with Key (which shall include providing any necessary assistance and executing any necessary documents, with any reasonable, receipted out-of-pocket expenses being reimbursed to Valera by Key to the extent such expenses were previously approved in writing by Key). Key shall bear all the expenses of any such suit brought by it and shall, after retaining for itself an amount equal to such expenses, split equally the remaining balance of any and all recovery and damages from such suit with Valera. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the prior written consent of Valera.

                          ARTICLE 12 - CONFIDENTIALITY

     12.1 CONFIDENTIAL INFORMATION. For the purposes of this Agreement, "CONFIDENTIAL INFORMATION" means all verbal, written, electronically transmitted and/or machine reproduced information, chemical structures, data, documents, methods and Intellectual Property of or relating to the business of either Party or its Affiliates, already provided or disclosed by it or its Affiliates to the other Party, or which will be provided to the other Party under this Agreement, and all materials, data, results, reports and other documents generated by or on behalf of the other Party containing or regarding such information, data, documents, methods and Intellectual Property.

     12.2 OBLIGATIONS. During the Term, each Party may supply to the other Party such Confidential Information as is considered useful solely for the purpose of enabling the other Party to perform its obligations hereunder (the "PURPOSE"). The other Party shall not use or allow the use of the Confidential Information for any purpose other than the Purpose or to enforce its rights under this Agreement.

     12.3 EXCEPTIONS. Neither Party shall have any obligation of non-disclosure or non-use hereunder with respect to any Confidential Information which:

          (a) at the time of disclosure to the other Party is already available or known to the public;

          (b) after disclosure to the other Party becomes available or known to the public through no breach of this Agreement;

          (c) is already lawfully in the possession of the other Party at the time disclosure hereunder was made and such possession is documented by written evidence and not subject to any obligation of non-disclosure or non-use; or

          (d) is received from a Third Party having the right to disclose same and who is not bound by obligations of non-disclosure and/or non-use.

                                  CONFIDENTIAL

     12.4 COMPELLED DISCLOSURE. If a Party shall become compelled by any requirement of law or pursuant to any legal, regulatory or investigatory proceeding before any court, tribunal or other governmental entity, agency or commission to disclose Confidential Information of the other Party, such Party shall give the other Party prompt written notice of its receipt of the order or notice requiring the disclosure so that the other Party may seek a protective order or other remedy to protect the confidentiality of the Confidential Information and/or waive the compelled Party's obligations under this Article
12. If such protective order, other remedy or waiver is not obtained or granted by the time the compelled Party is required to comply, the compelled Party may furnish only that portion of the Confidential Information of the disclosing Party that it is compelled to disclose and no more.

     12.5 UNAUTHORISED USE. In case either Party becomes aware or has knowledge of any unauthorised use or disclosure of Confidential Information, it shall promptly notify the other Party of such unauthorised use or disclosure and, thereafter, shall take all reasonable steps to assist the other Party in attempting to minimise any potential or actual damages or losses resulting from such unauthorised use or disclosure.

     12.6 RETURN OF DOCUMENTS. Each Party, upon receipt of a written request from the other Party following the expiration or termination of this Agreement, shall promptly return to the other Party all Confidential Information of such other Party, including all reproductions and copies thereof together with all internal material and documents generated by it containing Confidential Information or references thereto or from which references the substance of the Confidential Information can be implied or understood and shall delete all references thereto stored electronically.

     12.7 OWNERSHIP RIGHTS. Each Party agrees that it shall not claim to have any rights, title or ownership in the Confidential Information of the other Party or any discoveries or inventions based on or derived from the Confidential Information, and that rights, title and ownership in the Confidential Information or any discoveries or inventions based on or derived from said Confidential Information shall, as between the Parties, rest in the disclosing Party. Each party agrees to promptly disclose to the disclosing Party any discoveries or inventions based on or derived from the Confidential Information. Each Party further agrees to assign (and does hereby assign) to the disclosing Party, the sole and exclusive ownership in all such discoveries and inventions and to sign all documents and do all things required to give effect thereto.

     12.8 TERM. The provisions of this Article 12 shall survive the expiration or termination of the Agreement until all of the Confidential Information has fallen within one of the exceptions set forth in Sections 12.3.

                        ARTICLE 13 - TERM AND TERMINATION

     13.1 TERM. This Agreement shall commence upon the Effective Date and shall continue until the fifth (5th) anniversary of the date on which Regulatory Approval is obtained for the Primary Indication unless sooner terminated as provided elsewhere in this Agreement. This Agreement shall automatically renew for additional periods of one (1) year each unless a Party

                                  CONFIDENTIAL
gives notice to the other Party at least six (6) months prior to the completion of the then-current term.

     13.2 TERMINATION.  This Agreement may be terminated:

          (a) By a Party if the other Party commits a Material Breach of any of its obligations under this Agreement and (i) fails to remedy the breach within thirty (30) Business Days of being required by the first Party to do so; or (ii) where remedy of the breach is not reasonably possible within thirty (30) Business Days, fails to propose a plan within twenty (20) Business Days which, in the opinion of the first Party acting reasonably, is capable of providing a remedy of the breach within ninety (90) Business Days.

          (b) If either Party shall commence as debtor any proceedings under any bankruptcy, insolvency, readjustment of debt, dissolution or liquidation Law or any such proceeding shall be commenced against either Party, or any trustee or receiver shall be appointed therefor, and either Party shall by any act or failure to act indicate approval of or consent to, or acquiescence in such proceedings or in the appointment of any such trustee or receiver; or if any such proceedings brought against either Party shall be approved by any court and shall remain undismissed for thirty (30) Business Days after its levy, then in any such case, the Party not involved in such proceedings shall have the option to terminate this Agreement in its entirety by written notice of such termination to the Party involved in such proceedings and upon the giving of such notice this Agreement shall immediately terminate.

          (c) By either Party, upon at least thirty (30) days prior written notice to the other Party, if, as a result of an Event of Force Majeure, the other Party is unable to fully perform its obligations hereunder for a period of one hundred fifty (150) consecutive days; provided that if the required performance is met during the thirty (30) day period, this Agreement shall continue in full force and effect as if the notice had not been given.

          (d) By a Party, if any Regulatory Authority has finally denied Regulatory Approval (or any material part thereof) for the Product with respect to the Primary Indication.

     13.3 PARTIAL TERMINATION. In the event that any termination of this Agreement is limited to one (1) or more, but not all forms or dosages of the Product, then the effects of such termination shall only apply to the affected form(s) or dosage(s), but shall not affect in any way the validity of this Agreement with respect to any other form or dosage.

     13.4 REMEDIES NOT LIMITED. The termination of this Agreement by either Party shall not limit remedies that may be otherwise available.

     13.5 SURVIVAL. Expiration or termination of this Agreement for any reason shall not relieve either party of its obligations that have accrued prior to the expiration or termination of this Agreement. Without limiting the generality of the foregoing, Article 1, Article 7, Article 8, Article 10, Article 12 and
Article 15 and Sections 3.3,3.5, 4.5,4.6, 4.7,11.1,13.4,13.5,13.6 and 13.7 shall survive expiration or termination of this Agreement for any reason.

     13.6 POST-TERMINATION. Unless Valera terminates this Agreement pursuant to Sections 13.2(a) or 13.2(b), during a six (6) month period following the expiration or termination

                                  CONFIDENTIAL
of this Agreement, Key may sell out its stock on hand of the Product. All applicable provisions of this Agreement shall survive termination as necessary to give effect to this Section 13.6.

     13.7 OTHER CONSEQUENCES OF TERMINATION. Upon termination or expiration of this Agreement, Key shall within thirty (30) days from the date of receipt of a request from Valera submit all necessary paperwork to all Regulatory Authorities to request assignment of the NDA and all related registrations and product numbers for the Product and any other Regulatory Approval held with respect to the Product (in each case to the extent in Key's name), provided that Valera shall pay to Key an amount sufficient to cover any costs incurred by Key in connection with obtaining Regulatory Approval for the Product and transferring same back to Valera.

                           ARTICLE 14 - FORCE MAJEURE

     14.1 DEFINITION. For the purposes of this Agreement, an "EVENT OF FORCE MAJEURE" means any one or more of the following:

          (a) acts of God;

          (b) expropriation, confiscation or requisitioning of facilities or compliance with any Law which affects to a degree not presently existing the supply, availability or use of materials or labour;

          (c) acts or inaction on the part of any Governmental Body or Person purporting to act therefor;

          (d) embargoes, or acts of war or the public enemy, whether war be declared or not;

          (e) strikes, public disorder, insurrection, rebellion, riots or violent demonstrations;

          (f) floods, earthquakes, lightning, hail, inclement weather conditions or other natural calamities; and

          (g) any circumstances whether or not of the class or kind specifically named above not within the reasonable control of a Party and which, despite the exercise of reasonable diligence, such Party is unable to prevent, avoid or remove.

     14.2 PROCEDURE. If any Party wishes to invoke an Event of Force Majeure, then it shall (i) promptly following the commencement of such Event of Force Majeure notify the other Parties of the occurrence of such event of Force Majeure, the reasonably estimated date and time on which it commenced and the nature of the Event of Force Majeure, and (ii) as soon as reasonably practicable thereafter, submit to the other Parties proof of the Event of Force Majeure.

     14.3 SUSPENSION OF OBLIGATIONS. If one of the Parties is unable to perform its obligations under this Agreement because of an Event of Force Majeure, then such Party shall be

                                  CONFIDENTIAL
excused from performance of its obligations under this Agreement until the Event of Force Majeure terminates and the obligations of such Party, which cannot be met due to the Event of Force Majeure, shall be suspended during the pendency of the Event of Force Majeure, provided that such Party uses all reasonable efforts to attempt to prevent, avoid or remove the Event of Force Majeure within the shortest possible delay. Nevertheless, an Event of Force Majeure has no effect on the obligation to pay a sum of money owing for the purchase of the Product.

     14.4 RESOLUTION. If either Party is excused from performance under this Agreement because of an Event of Force Majeure, then the Parties agree to promptly meet and to work in good faith together in an attempt to find appropriate solutions and to shorten the duration of the Event of Force Majeure, to the extent reasonably feasible.

                           ARTICLE 15 - MISCELLANEOUS

     15.1 LIMITATIONS OF LIABILITY. EXCEPT IN RESPECT OF VALERA'S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT, IN NO EVENT SHALL VALERA'S LIABILITY TO KEY FOR DAMAGES UNDER OR IN RESPECT OF THIS AGREEMENT EXCEED, IN THE AGGREGATE, THE TOTAL AMOUNT PAID TO VALERA UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTHS PRECEDING THE EVENT GIVING RISE TO THE DAMAGE, WHETHER SUCH DAMAGES ARISE IN TORT, CONTRACT OR OTHERWISE. IN ADDITION, IN NO EVENT SHALL VALERA BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY. THIS LIMITATION WILL APPLY EVEN IF VALERA HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     15.2 NOTICES. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by facsimile or sent by internationally-recognized overnight courier mail, charges prepaid, addressed as follows:

          (a)  if to Valera:

               Valera Pharmaceuticals, Inc.
               8 Clarke Drive
               Cranbury, New Jersey 08512-3617
               U.S.A.
               Attention: President

               Telephone: 609-409-9010
               Fax: 609-409-1650

          (b)  if to Key:

                                  CONFIDENTIAL

               Key Oncologies (Pty) Ltd
               171 Katherine Road, Building 1
               Sandton
               South Africa
               Attention: President

               Telephone: + 27 - 11 - 444 - 9440
               Fax: + 27 - 11 - 444 - 9441

          Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or successfully transmitted (or, if such day is not a Business Day, on the next following Business Day) or, if sent by internationally-recognized overnight courier, on the date on which it was received or refused delivery. Either Party may change its address for service from time to time by giving notice thereof to the other Party in accordance with this Article.

     15.3 AMENDMENTS. No amendment or waiver shall be binding on either Party unless consented to in writing by such Party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.

     15.4 DISPUTE RESOLUTION. Any dispute, controversy or claim arising out of or relating to this Agreement including any question regarding its existence, interpretation, validity, breach or termination shall be referred to and finally resolved by arbitration under the International Arbitration Rules of ADR Chambers International ("ACI). Any arbitration commenced pursuant to this clause shall be administered by ACI and its then-current administrative procedures and schedule of costs will apply. Such arbitration proceeding shall be conducted in London, England, in person and in the English language applying the laws of the United States of America and of the State of New Jersey, without giving effect to the conflict or choice of laws principles of New Jersey or any other jurisdiction, and in such an expedited manner as is then permitted by ACI's rules. The agreement to arbitrate all disputes and the results, determinations, findings, judgments and awards rendered through such arbitration shall be final, non-appealable and legally binding on the parties to this Agreement and may be entered and enforced by any court or tribunal of competent jurisdiction. Any arbitration proceeding shall be initiated by written notice from any party to the other party. The arbitration shall be conducted before a panel of one (1) arbitrator appointed by ACI. Time is of the essence of this arbitration procedure, and the arbitrator shall be required to render its decision within thirty (30) days after the arbitration's completion. The cost of the arbitration (including, without limitation, reasonable attorneys' fees, expenses and disbursements) shall be borne as the arbitrator shall decide; otherwise such costs (including, without limitation, the prevailing party's reasonable attorneys' and accountants' fees, expenses and disbursements) shall be borne by the party against which the award of the arbitrator is to be enforced.

     15.5 ASSIGNMENT. The rights and obligations under this Agreement may not be assigned by Key (except to an Affiliate) without the prior written consent of Valera, which consent shall not be unreasonably withheld or delayed. Valera may assign its rights under this Agreement in its sole discretion.

                                  CONFIDENTIAL

     15.6 FURTHER ASSURANCES. Each Party will, from time to time subsequent to the date hereof, at the request and expense of any other Party, execute and deliver all such documents and do all such other acts and things as that other Party, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or any of the respective obligations intended to be created hereby or thereby.

     15.7 PUBLICITY. Neither Party shall issue any press release or other public announcement relating to existence or terms of this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), except where such announcements are required by law or regulation, in which event the Parties will use all reasonable efforts to consult with each other and co-operate with respect to the wording of any such announcement. The Parties shall cooperate in issuing (an) initial public release(s) with respect to the signing of this Agreement, either separately or as a joint release.

     15.8 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument in effect as of the date first above mentioned.

     15.9 GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the Laws in effect in the State of New Jersey, U.S.A.
applicable to contracts entered into by residents of New Jersey and wholly performed within New Jersey.

     15.10 LANGUAGE. The Parties confirm that it is their wish that this Agreement as well as all other documents relating to this Agreement, including notices, have been and shall be drawn up in the English language only.

     15.11 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, understandings, letters of intent, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter of this Agreement, except as provided in this Agreement. This Agreement shall not be changed or modified except in writing.

                            (SIGNATURE PAGE FOLLOWS)

                                  CONFIDENTIAL

     IN WITNESS WHEREOF, this Agreement has been executed by the Parties on the date first set forth above.

VALERA PHARMACEUTICALS, INC.


By: /s/ David S. Tierney                Date: 9/17/03
    ---------------------------------
Name: David S. Tierney
Title: President & CEO


KEY ONCOLOGICS (PTY) LTD


By: /s/ Magriet de Wet                  Date: 9/26/03
    ---------------------------------
Name: Magriet de Wet
Title: MANAGING DIRECTOR

                                  CONFIDENTIAL

                                 SCHEDULE 1.1(N)
                   TO THE LICENSE AND DISTRIBUTION AGREEMENT
                                     BETWEEN
                          VALERA PHARMACEUTICALS, INC.
                                       AND
                            KEY ONCOLOGICS (PTY) LTD

                         CURRENT IMPLANT SPECIFICATIONS

Trade name:        Hydron Implant(TM)

Active Ingredient: Histrelin acetate

Form: All dosage strengths and forms as well as all Improvements (as defined in Section 1.1(o)).

                                  CONFIDENTIAL

                                 SCHEDULE 1.1(P)
                   TO THE LICENSE AND DISTRIBUTION AGREEMENT
                                     BETWEEN
                          VALERA PHARMACEUTICALS, INC.
                                       AND
                            KEY ONCOLOGICS (PTY) LTD

                                 CONTENTS OF KIT

The Kit shall include the following components:

     -    Device to insert the Implant

     -    25g x 1.5" Needles

     -    18g x 1" Needles

     -    Gauze Sponges 4"

     -    Elastoplast

     -    Adson Forcep 4.75"

     -    Disposable Scalpels

The following components may be included in the Kit after mutual written agreement between the Parties:

     -    Poly lined towel Fenestrated Sterile Field

                                  CONFIDENTIAL

                                SCHEDULE 1.1(FF)
                   TO THE LICENSE AND DISTRIBUTION AGREEMENT
                                     BETWEEN
                          VALERA PHARMACEUTICALS, INC.
                                       AND
                            KEY ONCOLOGICS (PTY) LTD

                             PRODUCT SPECIFICATIONS

  TO BE ATTACHED SUBSEQUENT TO THE EFFECTIVE DATE PURSUANT TO SECTION 1.1(FF)

                               KIT SPECIFICATIONS

   TO BE ATTACHED SUBSEQUENT TO THE EFFECTIVE DATE PURSUANT TO SECTION 1.1(FF)

                                  CONFIDENTIAL

                                  SCHEDULE 5.2
                   TO THE LICENSE AND DISTRIBUTION AGREEMENT
                                     BETWEEN
                          VALERA PHARMACEUTICALS, INC.
                                       AND
                            KEY ONCOLOGICS (PTY) LTD

1. DOCUMENTATION. Valera shall maintain master documentation for the master formula, raw material specifications and testing procedures, manufacturing specifications, in- process testing specifications, packaging component (printed) specifications, packaging component (unprinted) specifications and final product specifications and testing procedures that complies with the requirements of the MBRl for the Product (the "Master Documentation"). Key shall have the right to review such master documentation prior to its finalization, and Valera shall make the changes to such master documentation reasonably requested by Key and directed to causing such master documentation to comply with the MBRl.

2. MBRl and cGMP. Valera shall manufacture the Product in compliance with the quantitative formula, procedures, analytical methods and specifications established and registered in the MBRl and in compliance with GMPs.

3. RAW MATERIALS; PRINTED AND UNPRINTED PACKAGING MATERIALS.

     Valera shall:

     3.1 ensure that all inactive raw materials (RM's) are obtained from the suppliers listed in the MBR1;

     3.2 ensure that at least description and identification tests are performed on these inactive RMs if such tests are required by the MBRl and the results of such tests do not appear on the certificate of analysis ("COA") for the inactive RMs and maintain records of the results of such tests for at least three (3) years or if longer, the period required by applicable Law;

     3.3 ensure that active RM's as per annexure 2 of the MBRl are purchased from the manufacturer/supplier/broker listed in the MBRl, are tested to specification, that the test results are within limits and indicated as such on the COA from the manufacturer/supplier/broker;

     3.4 ensure that in the event that the manufacturer's/supplier's/broker's COA are accepted for any active RM, at least identification and assay tests have been performed. The results of such tests shall be maintained for a period of at least three (3) years, or if longer, the period required by applicable Law;

     3.5 ensure that the analytical and test methods for the RMs are followed according to those laid down in the MBRl and that the results of such tests are maintained for a period of three (3) years or if longer, the period required by applicable Law;

     3.6 ensure that all packaging components are purchased from manufacturers/suppliers/brokers listed in the MBRl and to the extent required by the MBRl, said components are tested to specification as per annexure 9 of the MBRl. Valera shall

                                  CONFIDENTIAL
maintain the results of such tests for a period of three (3) years or if longer, the period required by applicable Law; and

     3.7 maintain a current "Standard Reference File" containing approved specimens of each packaging component, to be used as a reference standard in quality control and release of packaging components to ensure that packaging components (printed and unprinted) are in compliance with specifications as in the MBR1. Key must approve all printing component proofs prior to orders being placed for same.

4. MANUFACTURING. Valera shall:

     4.1 manufacture the Product according to the current Master Documentation and GMPs;

     4.2 ensure that all weighing of RM's will be re-checked and ensure that all additions of RM's (whether active or inactive) during manufacture will be verified;

     4.3 ensure that all in-process testing will be done as specified in the Master Documentation and documented in the associated Batch Manufacturing Record
(BMR);

     4.4 ensure that all testing of the Product will be done at the approved facility according to the MBR1;

     4.5 ensure that all test results required prior to packing the Product in bulk, as well as all in-process testing results, are performed prior to packing the Product in bulk;

     4.6 promptly report to Key regarding any deviations from the manufacturing process specified in the Master Documentation. Such deviations will be fully documented in the associated BMRs; and

     4.7 inform Key in writing of any proposed changes to the Master Documentation. Written approval will be obtained from Key before implementing any of such changes by Valera, which approval shall not be withheld or delayed, provided that no such approval from Key shall be required if such proposed change is a result of changes in GMPs or changes required by the Regulatory Authorities in the United States which changes effect the manufacturing, packaging, testing, quality control, quality assurance and other processes applicable to the Product marketed and sold in the United States.

5. PACKAGING. Valera shall:

     5.1 perform all packaging according to the Master Documentation and MBR1;

     5.2 place the orders for all printed packaging materials and perform the related quality control checks of same according to the Master Documentation;

     5.3 record batch numbers of all components to ensure traceability;

                                  CONFIDENTIAL

     5.4 perform reconciliations on packaging materials and store the documentation for such reconciliation with the related BMR;

     5.5 ensure that a formal documented opening of the packaging line is performed which at least includes:

          -    approval of bulk for packaging

          -    correctness of packaging components and printed materials.

          -    that the line is clear of all other packaging material

     A formal documented closure of the packaging line will also be performed;

     5.6 document any deviations in packaging in the related BMR; and

     5.7 keep Key informed of the quality assurance carried out by Valera on its contract packagers.

6. RELEASE OF FINAL PRODUCT. Valera shall:

     6.1 perform quality assurance tests (including a full documentation review) on the batch prior to shipment of the Product to Key; and

     6.2 following completion of all quality assurance procedures, supply a full copy of the batch manufacturing records, including manufacturing records, packaging records and COAs to Key at the time of shipment of Product to Key.

7. GENERAL. Valera shall:

     7.1 perform stability testing on the Products to the extent required by the MBR1;

     7.2 keep retention samples of all RM's used in the manufacture of the Products to the extent required by the MBR1;

     7.3 keep retention samples of each batch of Product to the extent required by the MBR1;

     7.4 provide test samples with each shipment of the Product to Key, not to exceed 1 per l00 units of Products shipped to Key or 1 per order if less than 100;

     7.5 perform assay and ID testing, in conformance with the requirements of the MBR1, on said samples returned to Valera. A COA of the results will be provided to Key;

     7.6 inform Key of any batch recall or major adverse drug reaction which was reported to Valera;

     7.7 allow Key or a designated representative to inspect the facilities of Valera and its contract manufacturers and contract packagers upon reasonable prior notice during normal business hours. During such inspections, Key will have access to those facilities of Valera and

                                  CONFIDENTIAL
its contract manufacturers and contract packagers associated with the manufacture, testing and packaging of the Product and documentation related to the manufacture, testing and packaging of the Product. All relevant validation documentation maintained by Valera or its contract manufacturers and packagers will also be available. Notwithstanding the foregoing, such inspections shall be limited to one (1) per calendar year; and

     7.8 supply Key with copies of all inspection reports done by Regulatory Authorities regarding the Products promptly after receipt of a request from Key for such report.

8. RESPONSIBILITIES OF KEY. Key shall:

     8.1 accept Final Product Release Responsibility in the Territory;

     8.2 provide Valera with all information relating to possible customer complaints and keep all records pertaining to such complaints;

     8.3 assist Valera with a possible medicines recall, as well as maintain procedures for the withdrawal of the Product should that become necessary;

     8.4 assist Valera, as may be needed from time to time, in making any required changes to the Labels;

     8.5 inform Valera of any regulatory developments within the Territory that may effect the licence for marketing and sale of the Product in the Territory or any aspect of this Agreement; and

     8.6 abide by the rules and regulations of Valera during any inspection and to treat all information as confidential in accordance with Article 12 of the Agreement.

                                  CONFIDENTIAL

                                  SCHEDULE 6.9
                   TO THE LICENSE AND DISTRIBUTION AGREEMENT
                                     BETWEEN
                          VALERA PHARMACEUTICALS, INC.
                                       AND
                            KEY ONCOLOGICS (PTY) LTD

                                 RETURNS POLICY

ITEMS ELIGIBLE FOR RETURN

     Returns are limited to outdated merchandise in original packages, whether returned to Key directly or destroyed at the pharmacy site after approval by a Key Sales Representative.

TIME LIMIT

     Up to one (1) year after expiry or date of discontinuation.

CREDIT VALUE

     Key's invoiced wholesale price

ITEMS NOT ELIGIBLE FOR CREDIT

1. Products damaged by fire, smoke, heat or water resulting from a fire or other insurable hazards.

2. Products marked "Non-returnable", "Professional Sample", "Clinical Trial Package", or with similar markings or similar labels.

3. Distress merchandise, such as items purchased from a bankruptcy sale, going-out- business sale, fire sale, or other merchandise generally considered under the classification "Distress Merchandise" will not qualify for credit under the general provision of the Returns Policy.

4. Merchandise obtained via diverted or other means, including other products outside of South Africa.

5.   Unexpired Products.

6. Overstocked saleable Products returned to Key without prior written authorization from Valera.

7. Products damaged as a result of the negligence or improper storage or handling by Key or any third party after delivery of the Product by Valera to the carrier.

8.   Products not in its original packaging.

                                  CONFIDENTIAL